EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Profit for Third Quarter of Fiscal 2007

(July 16, 2007) - DULUTH, Georgia - Wegener Corporation (Nasdaq: WGNR), a leading provider of products for television, audio and data distribution networks worldwide, today announced financial results for the third quarter of fiscal 2007 ended June 1, 2007.

Revenues for the third quarter of fiscal 2007 were $6.2 million compared to $6.6 million for the same period in fiscal 2006. Revenues for the first nine months of fiscal 2007 were $15.8 million compared to $16.2 million for the same period in fiscal 2006. Net earnings for the three months ended June 1, 2007, were $251,000 or $0.02 per share compared to net earnings of $138,000 or $0.01 per share for the three months ended June 2, 2006. Net loss for the first nine months of fiscal 2007, was $(895,000) or $(0.07) per share compared to a net loss of $(1,606,000) or $(0.13) per share for the first nine months of fiscal 2006.

The eighteen (18) month backlog on June 1, 2007, was $7.7 million. The total backlog at quarter end was $15.3 million. Bookings for the third quarter of fiscal 2007 were $4.7 million compared to $2.7 million for the third quarter of fiscal 2006 and were $10.5 million for the first nine months of fiscal 2007 compared to $17.9 million for the first nine months of fiscal 2006.

Robert Placek, Chairman and CEO of Wegener Corporation, stated, “We are pleased to report a profitable third quarter along with a significant increase in bookings over the prior quarter. We still need further improvement in bookings to generate sustained profitability, and we continue to refine our sales and marketing efforts toward that goal.”

“The previously announced SSL order that we received during the third quarter is an opportunity for us to provide digital signage into banks throughout Mexico,” stated Ned L. Mountain, President of WEGENER. “In addition, we are pleased to further strengthen our relationship with Fox through the recently announced fourth quarter order for satellite distribution of the new Big Ten Cable Network. Growing our customer base with new customers such as SSL, while upgrading and expanding existing customers’ networks, will help us continue to improve our bookings level.”

Subsequent to June 1, 2007, the Company’s bank loan facility was renewed effective July 1, 2007. The renewed facility provides for credit availability of $5.0 million during the term of the facility, which matures on September 30, 2008. The terms of this loan facility are discussed in detail in the Company’s third quarter fiscal 2007 Form 10-Q Report.

Wegener Corporation will host a conference call to discuss its financial results at 4:30 P.M. EDT on July 16, 2007. To join the conference call, dial 1-866-543-6408 or 1-617-213-8899, and enter participant code 64158799. Wegener Corporation intends to discuss financial and other operational information on this conference call. This call is being webcast by Thomson/CCBN. It will be archived on WEGENER’s website at www.wegener.com and the replay will be available within one hour after the conference call.

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER's patented network control system, provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or at www.wegener.com.

COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding future sales, income and cash flows. Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2007 and beyond, and success of the Company’s research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results. Forward-looking statements speak only as of the date the statement was made. The Company does not undertake any obligation to update any forward-looking statements.

CONTACT:
C. Troy Woodbury, Jr.
Treasurer and Chief Financial Officer
Wegener Corporation
(770) 814-4000
FAX (770) 623-9648
info@wegener.com

WEGENER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in $000's except per share data)

	June 1, 2007	September 1, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$19	$959
Accounts receivable	4,293	1,780
Inventories	4,198	3,858
Other	129	233
Total current assets	8,639	6,830
Property and equipment, net	1,789	2,288
Capitalized software costs, net	1,243	1,230
Other assets	619	780
Land held for sale	354	-
	$12,644	$11,128
Liabilities and Shareholders' Equity
Current liabilities
Bank line of credit	$2,041	$-
Accounts payable	1,934	1,526
Accrued expenses	3,363	3,263
Customer deposits	1,051	1,265
Total current liabilities	8,389	6,054
Commitments and contingencies
Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares authorized; 12,647,051 and 12,579,051 shares respectively, issued and outstanding	127	126
Additional paid-in capital	19,999	19,924
Deficit	(15,871)	(14,976)
Total shareholders’ equity	4,255	5,074
	$12,644	$11,128

WEGENER CORPORATION AND SUBSIDIARIES
Summarized Operations Data
(in $000's except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 1, 2007	June 2, 2006	June 1, 2007	June 2, 2006
Revenue	$6,247	$6,608	$15,801	$16,172
Earnings (loss) before income taxes	251	138	(895)	(1,606)
Income tax benefit	-	-	-	-
Net earnings (loss)	$251	$138	$(895)	$(1,606)
Net earnings (loss) per share
Basic	$0.02	$0.01	$(0.07)	$(0.13)
Diluted	$0.02	$0.01	$(0.07)	$(0.13)
Shares used in per share calculation
Basic	12,647	12,579	12,603	12,579
Diluted	12,691	12,766	12,603	12,579